UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2016 (January 28, 2016)

Learning Tree International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27248	95-3133814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13650 Dulles Technology Drive, Suite 400, Herndon, Virginia		20171
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 709-9119

1831 Michael Faraday Drive, Reston, Virginia 20190

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Max Shevitz, the President of Learning Tree International, Inc. (the "Company"), notified the Board of Directors of his intention to retire from his current position with the Company. Effective February 1, 2016, Mr. Shevitz will continuing to serve as President on a reduced schedule until the Company has identified a new candidate as his replacement. As such, no termination date has been set for Mr. Shevitz at this time. In connection with Mr. Shevitz's reduced schedule at the Company, the Company and Mr. Shevitz agreed to amend his employment agreement to adjust his annual salary to $240,000. It is currently anticipated that Mr. Shevitz would continue to serve the Company in an advisor capacity after his replacement has been hired, however, no terms have been agreed upon with respect to Mr. Shevitz’s future advisory role.

Gregory L. Adams, the current Chief Operating Officer ("COO") of the Company, has been named to a newly created officer position of Chief Strategy Officer ("CSO") of the Company, effective February 1, 2016. As a result, Mr. Adams’ title will change from COO to CSO. Other than a change in his title and responsibilities, no other changes to Mr. Adams' employment agreement with the Company are anticipated at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 1, 2016	LEARNING TREE INTERNATIONAL, INC.

	By:	/s/ Richard A. Spires
Richard A. Spires
Chief Executive Officer